Exhibit 10.4

Associated Banc-Corp
2025 Equity Incentive Plan
Cover Page to the Performance Restricted Stock Unit Award Agreement
(The Performance Restricted Stock Unit (“PRSU”) Award Agreement has been delivered simultaneously herewith.)

Name of Grantee: PARTICIPANT NAME

Grant Date: GRANT DATE

Grant Acceptance Process

Step 1: Please read the PRSU Award Agreement below in its entirety and print for your records.

Step 2: After thoroughly reviewing the PRSU Award Agreement, review your individual Award information.

Step 3: Electronically accept your Award via the Online Grant Agreement portal of Fidelity’s website.

Note: If you wish to defer settlement of your Award, complete the form provided as Exhibit B and return the form no later than the end of the year prior to the Settlement Date.

Share Information Subject to this Award

Pursuant and subject to the Associated Banc-Corp 2025 Equity Incentive Plan (the “Plan”) and the PRSU Award Agreement delivered to Grantee simultaneously herewith, the Committee has awarded the Grantee named below PRSUs as follows:

PRSUs Awarded:	NUMBER OF PRSUs GRANTED

IN WITNESS WHEREOF, as of the Grant Date, the Company grants the Grantee the PRSUs subject to the terms and conditions of the PRSU Award Agreement delivered to Grantee simultaneously herewith and the terms and conditions of the Plan.

ASSOCIATED BANC-CORP

Please electronically accept your grant via the Online Grant Agreement portal of Fidelity’s website.

Failure to do so within 25 days from the Grant date above may result in forfeiture of the Performance Restricted Stock Unit Award.

ASSOCIATED BANC-CORP
2025 EQUITY INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT (“PRSU”) AWARD AGREEMENT

This PRSU Award Agreement delivered simultaneously with the Cover Page to the PRSU Award Agreement (together, the “Award Agreement”), effective as of the grant date set forth in the Cover Page (the “Grant Date”), is entered into by and between Associated Banc-Corp (the “Company”) and the grantee listed on the Cover Page (the “Grantee”), pursuant to the Associated Banc-Corp 2025 Equity Incentive Plan (the “Plan”), as in effect and as amended from time to time.

WHEREAS, pursuant to the Plan, the Committee has determined that it would be in the best interests of the Company to grant the PRSUs provided herein to the Grantee;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.	Incorporation by Reference. This Award Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Award Agreement as if they were expressly set forth herein. Any capitalized term not defined in this Award Agreement shall have the same meaning as is ascribed thereto in the Plan. The Grantee hereby acknowledges receipt of a true copy of the Plan and that the Grantee has read the Plan carefully and fully understands its content. In the event of a conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall control.

2.	Grant of PRSUs. Subject to and upon the terms and conditions set forth in this Award Agreement and the Plan, the Committee hereby grants to the Grantee the number of PRSUs set forth on the Cover Page on the Grant Date and the Grantee hereby accepts the grant of the PRSUs, as set forth herein.

3.	Crediting of PRSUs. The PRSUs shall be credited on the Company’s books as of the Grant Date. Such account shall be maintained for recordkeeping purposes only, and the Company is not obligated to segregate or set aside assets representing the amounts credited to such account. The obligation to settle such account shall be an unfunded, unsecured obligation of the Company.

4.	Dividend Equivalent Units. Prior to settlement of the PRSUs pursuant to Section 9, whenever dividends are paid, or distributions made with respect to Shares, Dividend Equivalent Units shall be credited to the Grantee on all PRSUs credited thereto as of the record date for such dividend or distribution. The amount of such Dividend Equivalent Units shall be determined by multiplying (a) by (b), where (a) is the total amount of dividends or distributions (as applicable) paid on a Share between the Grant Date and the Settlement Date, and (b) is the number of vested PRSUs held by the Grantee on the Settlement Date. Dividend Equivalent Units received by the Grantee pursuant to this Section 4 shall be subject to the terms of this Agreement, including the vesting and settlement provisions of Section 5 and Section 9 below.

5.	Performance Vesting. Subject to the provisions of Sections 6 and 7 below, the PRSUs shall become vested (a) based on the terms and conditions specified in Exhibit A hereto (the “Performance Criteria”), and (b) on the date (the “Vesting Date”) that the Committee determines, in writing and in its sole discretion, the number of PRSUs and Dividend Equivalents that shall become vested pursuant to the Performance Criteria. The Grantee shall immediately forfeit without consideration any PRSUs and Dividend Equivalent Units that do not vest on the Vesting Date, and such forfeited PRSUs and Dividend Equivalent Units shall be cancelled. The Committee shall have full discretion and authority to determine whether and to what extent the Performance Criteria have been satisfied, and the determination of the Committee shall be final and binding on the Grantee, the Company, and all other persons. In addition, notwithstanding the fact that the Performance Criteria may otherwise be fully satisfied, to the extent determined by the Committee in its sole discretion, the number of PRSUs and Dividend Equivalent Units that are to vest on the Vesting Date may be reduced by the Committee. Any such reduction shall be determined after the end of the applicable performance period and on or prior to the Vesting Date. Nothing in this Section 5 shall affect the requirement that the Grantee remain employed by the Company as of the Vesting Date (subject to Sections 6 and 7 below).

6.	Accelerated Vesting. Notwithstanding the Vesting Schedule, any unvested PRSUs or Dividend Equivalent Units shall fully vest upon the following events:

(a)	The Grantee’s Termination of Service that results from the Grantee’s:

(i)	death;

(ii)	Disability; or

(iii)	Early Retirement or Normal Retirement, but only if the Grantee provides written notice to the Company ninety (90) days in advance of such Early Retirement or Normal Retirement.

(b)	The Grantee’s involuntary Termination of Service (other than due to Cause) during the two-year period immediately following a Change in Control that occurs after the Grant Date.

7.	Forfeiture.

(a)	Termination of Service without Cause. Subject to Section 6(b) above, if the Grantee incurs a Termination of Service for any reason other than the Grantee’s death, Disability, or Early Retirement or Normal Retirement under the circumstances provided in Section 6(a)(iii) above, the Grantee shall immediately forfeit all unvested PRSUs and Dividend Equivalent Units without consideration, and such forfeited PRSUs and Dividend Equivalent Units shall be cancelled. For the avoidance of doubt, if the Grantee forfeits any PRSUs or Dividend Equivalent Units pursuant to this Section 7(a), the Grantee shall not be entitled to any reimbursement or other payment from the Company for any taxes or other costs incurred by the Grantee in connection with the forfeited PRSUs or Dividend Equivalent Units.

(b)	Termination of Service with Cause or Breach of Restrictive Covenants. In the event the Grantee (i) incurs a Termination of Service for Cause or (ii) breaches any of the Restrictive Covenants, the Grantee shall immediately forfeit all vested and unvested PRSUs and Dividend Equivalent Units without consideration, and such forfeited PRSUs and Dividend Equivalent Units shall be cancelled. . For the avoidance of doubt, if the Grantee forfeits any PRSUs or Dividend Equivalent Units pursuant to this Section 7(b), the Grantee shall not be entitled to any reimbursement or other payment from the Company for any taxes or other costs incurred by the Grantee in connection with the forfeited PRSUs or Dividend Equivalent Units.

8.	Change in Control. Upon a Change in Control, the Grantee will have such rights with respect to the PRSUs and Dividend Equivalent Units as are provided for in the Plan.

9.	Settlement of PRSUs and Dividend Equivalent Units.

(a)	Settlement Date. Except to the extent the Grantee has properly elected to defer the settlement of PRSUs and Dividend Equivalent Units granted hereunder in accordance with Exhibit B, the vested PRSUs or Dividend Equivalent Units shall be settled on (or as soon as practicable after) the Settlement Date. Notwithstanding the foregoing, if the Grantee incurs a Termination of Service for any reason specified in Section 6(a) and the Grantee is a “specified employee” (within the meaning of Treasury Regulations Section 1.409A-1(i) and as determined by the Committee), then the vested PRSUs or Dividend Equivalent Units shall be settled on the first day of the seventh month following the date of such Termination of Service (or earlier, on the Grantee’s death) or, if later, the Settlement Date.

(i)	Deferral of Settlement. The Grantee may defer settlement of the PRSUs and Dividend Equivalent Units granted hereunder by executing the Deferral Election provided hereto as Exhibit B. Such deferral shall comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

(b)	Settlement Method of PRSUs. Each vested PRSU shall be settled by either of the following methods, subject to applicable withholding for taxes, at the discretion of the Committee:

(i)	delivering to the Grantee (or, in the event of the Grantee’s death, to the Grantee’s Beneficiary) one (1) Share for each vested PRSU on the Settlement Date;

(ii)	distribute to the Grantee (or, in the event of the Grantee’s death, to the Grantee’s Beneficiary) an amount in cash equal to the product of (i) the Fair Market Value of a Share on the Settlement Date and (ii) the number of vested PRSUs on the Settlement Date; or

(iii)	a combination of (i) and (ii).

(c)	Settlement of Dividend Equivalent Units. Vested Dividend Equivalent Units credited to the Grantee shall be settled in cash upon the Settlement Date. However, if the Grantee defers the issuance of Shares in settlement of the PRSUs, the Dividend Equivalent Units shall be credited to the Grantee in the form of additional Shares. The number of Shares so granted shall be calculated by dividing the aggregate value of such Dividend Equivalent Units by the Fair Market Value of a Share as of the initial Settlement Date described in Section 9.4(b) of the Plan, and shall be rounded down to the nearest whole number of Shares. Such Shares shall be paid pursuant to the deferral of the Shares as described in Section 14.7 of the Plan.

10.	Limitations on Transferability. Unvested PRSUs and Dividend Equivalent Units, or any interest thereon, cannot be directly or indirectly transferred, sold, assigned, encumbered or otherwise disposed.

11.	Restrictive Covenants. In consideration of the PRSUs and Dividend Equivalent Units granted hereunder, the Grantee agrees and covenants to be bound by the following provisions provided in this Section 11 (the “Restrictive Covenants”).

(a)	Trade Secrets. The parties hereto acknowledge that the Company has taken and will continue to take actions to protect that information which qualifies as a trade secret under applicable law (a “Trade Secret”). Accordingly, the Grantee agrees that during the term of Grantee’s employment with the Company, and thereafter for so long as such information remains a Trade Secret, Grantee shall not directly or indirectly use or disclose any Trade Secret of the Company. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Grantee is further notified that if Grantee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Grantee may disclose the Company’s Trade Secrets to Grantee’s attorney and use the Trade Secret information in the court proceeding, provided that, Grantee files any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.

(b)	Confidential Information. The parties hereto acknowledge that the Company has created and maintains at great expense strategic plans, sales data and sales strategy, methods, products, procedures, processes, techniques, financial information, customer and supplier lists, personal customer data, pricing policies, personnel data and other similar confidential and proprietary information, and has received from its customers certain non-Trade Secret confidential and proprietary information (collectively, the “Confidential Information”). The parties hereto further acknowledge that the Company has taken and will continue to take actions to protect the Confidential Information. Accordingly, the Grantee agrees that during the term of the Grantee’s employment with the Company, and until the sooner of (i) such time as the Confidential Information becomes generally available to the public through no fault of the Grantee or other person under the duty of confidentiality to the Company, (ii) such time as the Confidential Information no longer provides a benefit to the Company, or (iii) two (2) years after the termination of the Grantee’s employment with the Company, the Grantee will not, in any capacity, use or disclose, or cause to be used or disclosed, any Confidential Information the Grantee acquired while employed by the Company. The requirements of confidentiality and the limitations on use and disclosure described in this Award Agreement shall not apply to Confidential Information that the Grantee can demonstrate by clear and convincing evidence, at the time of disclosure by the Company to the Grantee, was known to the Grantee as evidenced by the Grantee's contemporaneous written records.

(c)	Preservation of Rights. The parties hereto agree that nothing in this Award Agreement shall be construed to limit or negate the law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

(d)	Return of Company Property. The parties hereto acknowledge that any material (in computerized or written form) that the Grantee obtained in the course of performing the Grantee’s employment duties are the sole and exclusive property of the Company, the Grantee agrees to immediately return any and all records, files, computerized data, documents, confidential or proprietary information, or any other property owned or belonging to the Company in the Grantee’s possession or under the Grantee’s control, without any originals or copies being kept by the Grantee or conveyed to any other person, upon the Grantee’s separation from employment or upon the Company’s request.

(e)	Non-Interference with Customers. For a period of twelve (12) months following the termination of the Grantee’s employment with the Company for any reason, the Grantee will not, directly or indirectly, on behalf of the Grantee or any other person, entity or enterprise, do any of the following:

(i)	solicit business from any person or entity who is an Active Customer (as defined below) and to whom the Grantee provided products or services during the twelve (12) month period prior to the termination of the Grantee’s employment with the Company (the “Reference Period”), for the purpose of providing competitive products or services similar to those provided by the Grantee during the Reference Period; or

(ii)	request or advise any of the Active Customers to whom the Grantee provided products or services during the Grantee’s employment with the Company to withdraw, curtail or cancel any of their business relations with the Company.

“Active Customer” shall mean any person or entity that, within the Reference Period, received any products or services supplied by or on behalf of the Company or one of its Subsidiaries.

(f)	Non-interference with Company Employees. For a period of twelve (12) months following the termination of the Grantee’s employment with the Company for any reason, the Grantee will not, directly or indirectly, on behalf of the Grantee or any other person, entity or enterprise: directly or indirectly solicit any Restricted Person (as defined below) to provide services to any Competitive Business (as defined below) in a capacity (i) involving duties substantially similar to those performed by such Restricted Person during the Restricted Person’s employment with the Company or (ii) which is reasonably likely to involve the use or disclosure of Confidential information.

“Restricted Person” shall mean any Company employee who (1) has been entrusted with the Company’s Confidential Information or Trade Secrets in connection with such employee’s employment with the Company and (2) with whom Grantee directly worked at any point during the twelve (12) month period immediately preceding the end, for whatever reason, of Grantee’s employment with the Company.

“Competitive Business” shall mean that aspect of any firm, business, activity or enterprise which competes with the Company in the state in which the Grantee is employed by the Company, and any neighboring state in which the Company conducts business.

(g)	Remedies. Notwithstanding any other provision of this Award Agreement, if the Grantee breaches any provision of this Section 11, any PRSUs and Dividend Equivalent Units shall be immediately forfeited to the Company without consideration. In addition, the Company shall be entitled to injunctive and other equitable relief (without the necessity of showing actual monetary damages or of posting any bond or other security): (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach, as well as any other remedies available to the Company, including monetary damages. Upon the Committee’s request, the Grantee shall provide reasonable assurances and evidence of compliance with the Restrictive Covenants. If any court of competent jurisdiction shall deem any provision in this Section 11 too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law. The Restrictive Covenants shall survive the termination of this Award Agreement, the forfeiture of any PRSUs or Dividend Equivalent Units, and the Grantee’s Termination of Service for any reason, and the Grantee shall continue to be bound by the terms of this Section 11 as if this Award Agreement was still in effect.

12.	Liability of Company. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and transfer of any Shares pursuant to this Award Agreement shall relieve the Company of any liability with respect to the non-issuance or transfer of the Shares as to which such approval shall not have been obtained. However, the Company shall use commercially reasonable efforts to obtain all such approvals.

13.	Adjustment of Award. This Award is subject to adjustment as provided under Section 4.2 of the Plan.

14.	Plan and Agreement Amendment.

(a)	No discontinuation, modification, or amendment of the Plan may, without the written consent of the Grantee, adversely affect the rights of the Grantee under this Award Agreement, except as otherwise provided under the Plan.

(b)	This Award Agreement may be amended as provided under the Plan, but no such amendment shall adversely affect the Grantee’s rights under this Award Agreement without the Grantee’s written consent, unless otherwise permitted by the Plan.

15.	Shareholder Rights. The Grantee will have no rights as a shareholder with respect to any PRSU or Dividend Equivalent Unit unless and until they are settled in Shares pursuant to Section 9 above. As of the date that a Share is ascribed or otherwise delivered pursuant to Section 9 above, the Grantee shall have rights as a shareholder in the Company with respect to such Share.

16.	Employment Rights. This Award Agreement is not a contract of employment, and the terms of employment of the Grantee or other service relationship of the Grantee with the Company or a Subsidiary shall not be affected in any way by this Award Agreement except as specifically provided herein. The execution of this Award Agreement shall not be construed as conferring any legal rights upon the Grantee for a continuation of an employment or other relationship with the Company or a Subsidiary, nor shall it interfere with the right of the Company or a Subsidiary to discharge the Grantee and to treat the Grantee without regard to the effect which such treatment might have upon the Grantee as a Grantee.

17.	Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of laws thereof. The parties hereto each submit and consent to the jurisdiction of the courts in the State of Wisconsin, Brown County, in any action brought to enforce or otherwise relating to this Award Agreement.

18.	Compliance with Laws and Regulations. Notwithstanding anything herein to the contrary:

(a)	The issuance of Shares pursuant to this Award Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Exchange Act, and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto and the Company shall not be obligated to issue any Shares pursuant to this Award Agreement if such issuance would violate any such requirements;

(b)	the Company may require, as a condition of the deliverance of Shares, and in order to ensure compliance with such laws, regulations and requirements, that the Grantee make whatever covenants, agreements, and representations, or execute whatever documents or instruments, the Company, in its sole discretion, considers necessary or desirable;

(c)	no payment or benefit under this Award Agreement shall be provided to the Grantee if it would violate any applicable Compensation Limitation; and

(d)	notwithstanding anything to the contrary in this Award Agreement, the PRSUs and Dividend Equivalent Units (including any proceeds, gains, or other economic benefit actually or constructively received by the Grantee thereof upon the receipt, vesting, or settlement thereof, or resale of the Shares received pursuant hereto upon or after settlement of this Award) shall be subject to the provisions of any clawback or recoupment policy adopted by the Board or the Committee, including any such policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules or regulations promulgated and in effect thereunder, or any SEC or securities exchange rule.

19.	Successors and Assigns. Except as otherwise expressly set forth in this Award Agreement, the provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the succeeding administrators, heirs and legal representatives of the Grantee and the successors and assigns of the Company.

20.	No Limitation on Rights of the Company. This Award Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

21.	Notices. Any communication or electronic notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Grantee, to the address appearing on the records of the Company. Such communication or notice shall be delivered electronically, personally, or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient.

22.	Entire Agreement. This Award Agreement, together with the Plan, constitutes the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

23.	Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

24.	Counterparts. This Award Agreement may be signed (either electronically or by a wet signature) in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

25.	Headings. The headings contained in this Award Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Award Agreement.

26.	Severability. If any provision of this Award Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Award Agreement shall be construed as if such invalid or unenforceable provision were omitted.

27.	Withholding. The Committee shall have the right to require the Grantee to remit to the Company, using any method provided in Section 13.1 of the Plan, an amount sufficient to satisfy any federal, state, and local withholding tax requirements attributable to the Award. Alternatively, the Company shall have the right to withhold from any payment required to be made in settlement of the Award (whether such settlement is in cash, in Shares, or in a combination thereof) an amount sufficient to satisfy such federal, state, and local withholding tax requirements, as provided in Section 13.1 of the Plan.

28.	Tax Consequences. The Grantee acknowledges and agrees that the Grantee is responsible for all taxes and tax consequences with respect to the grant or settlement of the PRSUs and Dividend Equivalent Units awarded hereunder. The Grantee further acknowledges that it is the Grantee’s responsibility to obtain any advice that the Grantee deems necessary or appropriate with respect to any and all tax matters that may exist as a result of the grant or settlement of the PRSUs and Dividend Equivalent Units awarded hereunder. Notwithstanding any other provision of this Award Agreement, the PRSUs and Dividend Equivalent Units shall not be settled unless, as provided in Section 13 of the Plan, the Grantee shall have paid to the Company, or made arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign income or employment taxes required by law to be withheld with respect to the grant or settlement of the PRSUs and Dividend Equivalent Units or the lapse of restrictions otherwise imposed by this Award Agreement.

29.	Receipt of Plan. The Grantee acknowledges receipt of a copy of the Plan, and represents that the Grantee is familiar with the terms and provisions thereof, and hereby accepts the PRSUs subject to all the terms and provisions of this Award Agreement and of the Plan. Any Shares issued pursuant to this Award Agreement are granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the PRSUs shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Award Agreement, and its interpretation and determination shall be conclusive and binding upon the parties hereto and any other person claiming.

30.	Condition to Accept Agreement. This Award Agreement shall be null and void unless the Grantee accepts this Award Agreement via the Online Grant Agreement portal of Fidelity’s website, indicating the Grantee’s acceptance of these PRSUs pursuant to the terms and conditions of this Award Agreement, on or before the date listed at the end of the Cover Page. By accepting this Award Agreement via the Online Grant Agreement portal of Fidelity’s website, the Grantee acknowledges and agrees to the terms and conditions of this Award Agreement and the Plan, including, but not limited to, the terms of the Restrictive Covenants contained in Section 11 of this Award Agreement.

Exhibit A

Performance Criteria

Exhibit B

Associated Banc-Corp 2025 Equity Incentive Plan Performance Restricted Stock Unit Award - Deferral Election

This Deferral Election is entered into this _______ day of _______, 20______ (the “Deferral Date”)

(Day)                  (Month)        (Year)

by and between Associated Banc-Corp, having its principal place of business 433 Main Street, Green Bay, WI

54301 (hereinafter the “Company”) and the following individual (hereinafter, the “Grantee”, “your”, or “your”):

First Name	M.I.	Last Name
Street Address
City	State	Zip
Daytime Phone Number	Email address
Social Security Number	Date of Birth

Recitals

A.    The Company has previously adopted the Associated Banc-Corp 2025 Equity Incentive Plan (hereinafter the “Plan”), and granted you an award of PRSUs and Dividend Equivalent Units (the “Award”) subject to the performance-based restrictions as provided in the applicable award agreement with a grant date of _________ __, 202_ (the “Award Agreement”).

B.     Pursuant to Section 14.7 of the Plan, the Committee has determined that you are entitled to make a Deferral Election to defer the payment of all or a portion of the Shares or cash payable to you under the Award.

C.     The Grantee, pursuant to Section 9(a) of the Award Agreement and Section 14.7 of the Plan, has determined to make this Deferral Election to defer all of a portion of the Shares or cash payable under the Award.

D.    This Deferral Election shall comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made and the time period of the deferral and the events that would result in payment of the deferred amount; further, if this Deferral Election fails to so comply with the requirements of Sectio 409A of the Code, this Deferral Election shall be null and void.

E.     This Deferral Election shall not take effect until at least 12 months after the Deferral Date.

F.     Capitalized terms used in this Deferral Election but not otherwise defined herein will have the meanings set forth in the Award Agreement and the Plan.

Step 1

Choose Deferral Percentage for the Award.

Deferral Election Percentage:

Last date to make a deferral election (“election deadline”): December 31, 202__

I hereby elect to defer the following percentage of the Award and by doing so, to defer the following percentage of any PRSUs or Dividend Equivalent Units payable to me under the Award as of the Settlement Date:

____    25% of my Award.

____    50% of my Award.

____    75% of my Award.

____    100% of my Award.

This Deferral Election will be ineffective unless the minimum percentage of 25% of the Award is deferred or one of the other alternative Deferral Election percentages specified above is selected.

Step 2

Select Settlement Date for your PRSUs. This Deferral Election shall be ineffective unless the following requirements are met:

If no settlement date election is made below, the default payment trigger will be a lump sum distribution of Shares or cash to be delivered to you on the earlier of (1) the first pay date following the 6 month anniversary of your Termination of Service or (2) your death, however, in no case earlier than five years from the original Settlement Date had this Deferral Election not been made.

I hereby elect distribution of the Shares or cash payable to me as pursuant to this Deferral Election at the following time:

Settlement Date:

Select One of the following:

______ Upon my Termination of Service*; or

______ On the following date: ______________________________ (the “Distribution Date”) **

(insert date - day, month, and year)

______ Upon the earlier of my Termination of Service* or ______________________________ (the “Distribution Date”) ** (insert date - day, month, and year)

*In the event the Settlement Date occurs as a result of my Termination of Service, the lump sum distribution of Shares in settlement of my PRSUs shall be deliverable to me following the six (6) month anniversary of my Termination of Service.

** If a Distribution Date is elected above, the earliest date that can be selected is ________ __, 20__. Further, if a Distribution Date has been elected, any future change in the Distribution Date must be made in writing to the Employer 12 months prior to the Distribution Date and must delay the Distribution Date by 5 years. Acceleration of payment is prohibited. In the event the Settlement Date occurs as a result of the Distribution Date I have elected, the lump sum distribution of Shares or cash in Settlement of my Award shall be deliverable to me on the Distribution Date or, in the event the Distribution Date is a holiday or a weekend, the first business day thereafter.

Distributions of Shares or cash payable pursuant to this Deferral Election shall be made in one lump sum distribution and not in multiple installments.

Step 3

Sign and Date.

Acknowledgements: The Grantee hereby acknowledges the following:

A.    The obligation of the Company to make payments under the Plan, the Award Agreement and this Deferral Election is a contractual liability of the Company to the Grantee.

B.     Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise segregate assets to make the payment.

C.     The Grantee shall not have any interest in any particular assets of the Company by reason of the Company’s obligation under the Plan, the Award Agreement and this Deferral Election.

D.     To the extent that the Grantee or any other person acquires a right to receive payments from the Company with respect to the Plan, the Award Agreement and this Deferral Election, then such rights shall be not greater than the right of an unsecured creditor of the Company.

E.      The Plan does not have a loan provision or a rollover provision into an IRA or other qualified retirement plan.

F.      This Deferral Election is irrevocable.

G.     The formal terms of the Award and the subsequent deferral are set forth in the Plan and Award Agreement and govern all questions pertaining to the actual administration of the Award and corresponding deferral pursuant to this Deferral Election.

H.    This Deferral Election shall continue in effect, unless modified by the Participant with the permission of the Committee and pursuant to the requirements of Internal Revenue Code Section 409A.

IN WITNESS WHEREOF, this Deferral Election has been executed by and on behalf of the parties hereto as of the date first written above.

Participant Signature	Print Name	Date